Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT

Hudson Valley Holding Corp.	James J. Landy
21 Scarsdale Road	President & CEO
Yonkers, NY 10707	Hudson Valley Holding Corp.
(914) 961-3230
Hudson Valley Holding Corp. Appoints
Mary-Jane Foster as a Director
Yonkers, NY, July 1, 2008 — William E. Griffin, Chairman of the Board of Hudson Valley Holding Corp., has announced the appointment of Mary-Jane Foster, a principal in the development and investment firms of Black Rock Investors, LLC, Bridgeport, CT, and Westchester Baseball, LLC, as a Director of the Yonkers-based company.
A resident of Bridgeport, CT, Ms. Foster is an attorney admitted to practice in Connecticut and New York and is the co-founder, owner and Chief Executive Officer of the successful Bridgeport Bluefish Professional Baseball Club in Connecticut. Her firm, Westchester Baseball, LLC, is working to bring minor league baseball to Yonkers.
An active member of the Connecticut community, Ms. Foster is a Trustee of Quinnipiac University, co-chair of the United Way of Eastern Fairfield County’s Success by Six Initiative, a founding member of the Advisory Board of the Fairfield County Fund for Women and Girls, former member of the Mayor’s Commission Against Violence in the Home and one time volunteer Court Advocate for victims of domestic violence. She has been recognized extensively for her work in the community, including being named 2003 Woman of the Year by both the Arthritis Foundation and the Connecticut Post.
Prior to earning her law degree at Quinnipiac University College School of Law, Ms. Foster received an Associate’s Degree from Bennett College in Millbrook, NY, and a Bachelor of Science Degree from Charter Oak College in New Britain, CT. She is also a former actress, having appeared on stage, film, television and radio.
“We are pleased to have Mary-Jane join our Board,” Mr. Griffin said. “Mary-Jane is a knowledgeable, dynamic individual, who we believe will help us grow and prosper, while maintaining our focus on local community banking. With her business experience and community involvement, she will be an asset to us, particularly as we continue to expand Hudson Valley Bank into Fairfield County, CT.”
Hudson Valley Bank recently opened a branch in Stamford, CT, and has announced plans to open three additional branches in Fairfield County in Greenwich, Fairfield and Westport by the end of the year.

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Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and New York National Bank (NYNB). Hudson Valley Bank is a Westchester based bank with $2 billion in assets, serving the metropolitan area with 26 branches located in Westchester, Rockland, the Bronx, Manhattan and Queens in New York, and Fairfield County, CT. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. NYNB Bank is a Bronx based bank with $140 million in assets serving the local communities of the Bronx, Upper Manhattan and Roosevelt Island with five branches. NYNB provides a full range of financial services to individuals, businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.’s stock is traded under the ticker symbol “HUVL” on the OTC Bulletin Board. Additional information on Hudson Valley Bank and NYNB Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com.
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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, material adverse changes in Hudson Valley Bank’s operations or earnings, or a decline in the economy in the New York Metropolitan area. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.